                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS




The Plan Committee
Liberty Media 401(k) Savings Plan:


We consent to incorporation by reference in the registration statement (No. 333-67276) on Form S-8 of Liberty Media 401(k) Savings Plan of our report dated June 1, 2002, relating to the statements of net assets available for participant benefits of the Liberty Media 401(k) Savings Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for participant benefits for the years then ended and related supplemental schedules, which report appears in the December 31, 2001 Annual Report on Form 11-K of the Liberty Media 401(k) Savings Plan.



                                           KPMG LLP



Denver, Colorado
June 27, 2002